Exhibit 16.1

April 7, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by China Jo-Jo Drugstores, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated April 7, 2015 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Friedman LLP

Friedman LLP

New York, New York